Exhibit 10.2

December 8, 2022

Randall Lay

200 Ashford Center North, Suite 425

Atlanta, GA 30338

Re: Reduction in Base Salary

Dear Randy,

As you know, as part of our cost cutting initiatives, the Board of Directors has approved a 10% reduction in your annual base salary, effective on January 2, 2023 and continuing thereafter until the earlier of: (i) January 1, 2024, or (ii) the date on which there occurs a Change in Control of Williams Industrial Services Group Inc. (the “Company”) (as such term is defined in the Company’s 2015 Equity Incentive Plan, provided that, for the avoidance of doubt, for purposes of this letter agreement, a “Business Combination”, which may constitute a Change in Control as defined in the Equity Incentive Plan, shall be deemed to include any disposition of two or more of the Company’s business segments and the completion of any related corporate restructuring or transition identified by the Board); provided that such transaction also constitutes a change in control under Section 409A of the Internal Revenue Code (the earlier of those dates being the “Vesting Date”).

Provided that you remain employed with the Company or a subsidiary through the Vesting Date, the following shall occur:

(i)

the Company will pay to you the excess of $430,000 the base salary that would have been earned by you during the period commencing on January 2, 2023 and ending on the day immediately preceding the Vesting Date (the “Reduction Period”), assuming that your salary had not been reduced under this letter agreement, over $387,000 the actual base salary earned by you during the Reduction Period (such excess, the “Reduction Amount”), which amount shall be paid to you (without interest) in a single lump sum on the first payroll date that commences after the Vesting Date, and

(ii)	the Company shall reinstate your base salary, effective as of the Vesting Date, to the level in effect as of the date of this letter agreement.

Notwithstanding the foregoing, if your employment with the Company terminates before the Vesting Date under circumstances that entitle you to receive severance benefits under your employment agreement with the Company (the “Employment Agreement”) then, provided that you execute and do not subsequently revoke the release of claims required under the Employment Agreement, you shall continue to be eligible to receive payment of the Reduction Amount (determined for this purpose based on your actual period of employment with the Company during the period commencing on January 2, 2023 through and including the date of your termination) at the same time as individuals who continued employment with the Company until the applicable Vesting Date. If your employment with the Company and its subsidiaries terminates prior to the Vesting Date under any circumstance other than as set forth in the immediately preceding sentence (whether voluntarily or involuntarily), then you shall automatically and without further action or notice forfeit your right to the Reduction Amount and it shall not be paid, in whole or part.

Your reduced base salary for 2023 as set forth in this letter agreement shall be taken into account in computing the amount of, and for purposes of determining your eligibility for, any retirement, welfare or other benefit plans or arrangements of the Company or a subsidiary; provided that, notwithstanding the foregoing: (i) your 2023 target annual and long-term incentive opportunity, if any (and only if approved by the Board of Directors, in its sole discretion), shall be calculated using your base salary as in effect on the date of this letter agreement, and (ii) your severance benefits, if any, due under an employment agreement with the Company (or severance plan) with respect to any termination of employment that occurs prior to a Vesting Date will be calculated based on your base salary as in effect on the date of this letter agreement.

If you execute this letter agreement, the Company shall pay to you any accrued but unpaid vacation time calculated as of December 31, 2022 (and after taking into account any planned vacation time to be taken by you at year-end), which amount shall be paid to you in a single lump sum on December 19, 2022. This payment will not be taken into account in computing the amount of your salary or other compensation or otherwise for purposes of determining your eligibility for any bonus, severance or other payment or retirement or other benefit under any benefit plan or arrangement of the Company or a subsidiary.

This letter agreement does not affect the at-will nature of your employment, and you will continue to be employed on an at-will basis, such that you may terminate your employment at any time and the Company may terminate your employment at any time for any reason (subject to the severance provisions of the Employment Agreement).

This letter agreement shall be binding upon the Company and its successors and assigns. All payments under this letter agreement will be less any taxes required to be withheld under applicable federal, state or local law. You will not have any right to transfer, assign, pledge, alienate or create a lien upon any amount due under this letter agreement, which is an unfunded and unsecured obligation and payable out of the general funds of the Company. The validity, interpretation and performance of this letter agreement shall, in all respects, be governed by the relevant laws of the State of Georgia, without regard to any applicable state’s choice of law provisions. No provision of this letter agreement may be modified, altered or amended, except by a written agreement signed by both you and the Company and no course of conduct or failure or delay in enforcing the provisions of this letter agreement shall affect the validity, binding effect or enforceability of this letter agreement.

By signing below, you acknowledge and consent to the reduction of your base salary as set forth herein, and further acknowledge and agree that you shall not have, and hereby irrevocably waive, any right to resign for “good reason” (or any term of similar meaning) solely in connection with the reduction in base salary as set forth herein (and the related impact on benefit or welfare plans), under any and all employment, compensation, and benefits agreements, programs, policies, and arrangements of the Company and its affiliates, including, without limitation, your employment agreement with the Company, if any.

(Signatures are on the following page)

We appreciate your continued support and deduction in helping the Company navigate our current business and financial challenges. Please acknowledge your acceptance of the terms of this letter agreement by signing below and returning it to me as soon as possible. Sincerely,

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

/s/ Tracy D. Pagliara
Tracy D. Pagliara
President and Chief Executive Officer

Agreed and accepted by:

/s/ Randall Lay	12/8/22
Randall Lay	Date